Media Contacts: Zealous Wiley BellSouth (404) 829-8721 zealous.wiley@bellsouth.com	Joan Citelli 8X8, Inc. (408) 687-4320 JCitelli@8x8.com

BellSouth Teams With 8x8, Inc. To Deliver VoIP
Phone Service to Residential Customers

BellSouth® Digital Phone Service delivers easy-to-use broadband telephone service

ATLANTA - Dec. 9, 2005 - BellSouth (NYSE: BLS) and 8x8, Inc. (Nasdaq: EGHT), the Packet8 voice over Internet protocol (VoIP) and videophone communications service provider, today announced the signing of a private label agreement to provide technology, integration and operational services for BellSouth® Digital Phone Service.1

"With the introduction of BellSouth® Digital Phone Service, we are broadening our portfolio of consumer services," said Martin Chandler, Vice President - Product Management for BellSouth. "This new service is another example of our commitment to providing customers with the greatest choice when it comes to their communications and entertainment services."

BellSouth's agreement with 8x8 calls for the development of BellSouth® Digital Phone Service based on 8x8's internally developed technology. This includes a suite of VoIP service components including a call switching platform, feature servers, customer portals and consumer premise equipment.

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1 BellSouth® Digital Phone Service is sold only in areas where E911 connectivity is available.

"BellSouth's selection of 8x8 as its VoIP partner is a tremendous credit to the technology and service expertise which has made 8x8 one of the industry's leading VoIP service providers," said 8x8 Chairman & CEO Bryan Martin. "Our extensive residential, business and video technology portfolio was a key component to our winning BellSouth's business. We look forward to working closely with BellSouth to offer their customers an enhanced, robust Internet phone service alternative."

About BellSouth Corporation

BellSouth Corporation is a Fortune 100 communications company headquartered in Atlanta, Georgia. BellSouth has joint control and 40 percent ownership of Cingular Wireless, the nation's largest wireless voice and data provider with 52.3 million customers.

Backed by award-winning customer service, BellSouth offers the most comprehensive and innovative package of voice and data services available in the market. Through BellSouth Answers®, residential and small business customers can bundle their local and long distance service with dial-up and high-speed DSL Internet access, satellite television and Cingular® Wireless service. For businesses, BellSouth provides secure, reliable local and long distance voice and data networking solutions. BellSouth also offers print and online directory advertising through The Real Yellow Pages® from BellSouth® and YELLOWPAGES.COM™

BellSouth believes that diversity and fostering an inclusive environment are critical in maintaining a competitive advantage in today's global marketplace. More information about BellSouth can be found at http://www.bellsouth.com.

About 8x8, Inc.

VoIP (voice over internet protocol) service provider 8x8, Inc. offers internet-based telephony solutions for individual residential and business users as well as small to medium sized business organizations. 8x8's wholesale voice and video services include a suite of VoIP platforms with a session initiation protocol switching infrastructure at its core together with voice, video, and wireless endpoint devices to form an end-to-end solution.

Since its establishment in 1987, 8x8 has contributed to the advancement of voice and video communications on both technology and service provision levels. The company currently holds 60 United States patents with additional patents pending.

For additional company information, visit 8x8's web site at www.8x8.com.

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